                                                                    Exhibit 10.2

                                                                           Tab B

                                             Contract No. 78-AM-L1102


                              COAL SUPPLY AGREEMENT

          THIS AGREEMENT is made as of this 15th day of June , 1989, by and between TAIWAN POWER COMPANY, a corporation organized and existing under and by virtue of the laws of the Republic of China, with its principal office at 242, Roosevelt Road, Section 3, Taipei 10763, Republic of China (hereinafter referred to as the "Buyer") and P & C "BITUMINOUS COAL", INC., a corporation organized and existing under and by virtue of the laws of the State of Tennessee, U. S. A., with its principal office at Third Floor, Center Court Building, 5110 Maryland Way, Brentwood, Tennessee 37027, U. S. A. (hereinafter called "Seller").

                                   WITNESSETH

                  WHEREAS, the Seller owns coal reserves in Wayne, Lincoln, and Mingo Counties, West Virginia, referred to collectively as the Kiah Creek Reserve, and produces coal therefrom through contract miners, and has the authority to perform the obligations contemplated in this Agreement; and

                  WHEREAS, the Buyer intends to purchase coal from the Seller for its power plants; and

                  WHEREAS, the Seller is willing to supply coal to the Buyer in accordance with the terms and conditions hereinafter set forth:

         NOW THEREFORE, the Parties hereby agree as follows:

1.       DEFINITIONS

         The terms and expressions used in this Agreement shall have the following meanings respectively assigned to them unless the context shall otherwise require:

         "Coal" means steam coal from Seller's Kiah Creek Reserve or from other reserves with coal of similar qualities to those on the Kiah Creek Reserve which Seller may from time to time acquire, provided however that Buyer reserves the right to approve such newly acquired other reserves, which approval shall not be unreasonably withheld. "Coal" also means steam coal acquired by Seller from other sources in the United States, but coal supplied from other sources shall not exceed thirty percent (30%) of the coal shipped by Seller to Buyer in any calendar year, unless otherwise agreed by both Parties.


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"C" means degree(s) centigrade or degrees(s) Celsius as defined in the
"International System of Units".

         "Year" means a calendar year commencing 1st January and ending 31st December.

         "F.O.B.T." means free on board a vessel designated by the Buyer, including trimming and stowage.

         "Kcal" means Kilocalorie(s) as defined in the "International System of Units".

         "Kg" means Kilogram(s) as defined in the "International System of Units".

         The expression "mm" means Millimeter(s) as defined in the "International System of Units".

         "Port of Loading" means the loading facilities of Coal Monitor I or International Marine Terminals near the Port of New Orleans at Seller's option, or another suitable loading facility as may be agreed by Buyer and Seller.

         The term "pratique" means permission to do business at a port by a ship that has complied with all applicable government regulations.

         "Ton(s)" means metric ton(s) as defined in the "International System of Units".

         "United States dollar(s)" or U.S. dollar(s) or "US$" means the dollar(s), the lawful currency of the United States of America.

         A fraction of a cent in any calculation shall be rounded up to a cent if such fraction is one-half of a cent or more, and shall be rounded down otherwise.

         "ASTM" means American Society for Testing & Materials.

         The term "trimming" means any and all work of trimming by manpower, spouts, or any such trimmers as may be available at the Port of Loading.

2.       PURPOSE

         In reliance on Seller's representations and warranties in Articles 18 and 19, and subject to the terms and conditions herein, Buyer agrees to purchase and Seller agrees to sell certain Coal as specified herein.


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3.       QUANTITY

3.1      Quantity For the Term of This Agreement

         The quantity of Coal to be supplied by the Seller and purchased by the Buyer hereunder shall be as follows:

           Year                                   Quantity
           - - -                              - - - - - - - - -
           1994                                1,100,000 Tons
           1995                                1,100,000 Tons
           1996                                1,100,000 Tons
           1997                                1,100,000 Tons
           1998                                1,100,000 Tons
           1999                                1,100,000 Tons

3.2      Annual Quantity

         The nominal quantity of Coal for each year as determined pursuant to
         Section 3.1 shall be subject to increase or reduction by an amount not to exceed ten percent (10%) thereof at the sole option of the Buyer.

3.3      Dedicated Quantity

         Seller hereby dedicates to this Agreement sufficient coal reserves from its Kiah Creek Reserve, or from any other reserves which it may hereafter acquire, as shall be required to enable Seller to meet its ongoing obligations hereunder. If during the term of this Agreement Seller desires to sell or otherwise dispose of its Kiah Creek Reserve, or any part thereof, it shall first notify Buyer and shall provide Buyer with satisfactory evidence, as Buyer may reasonably require, that Seller retains ownership of coal reserves sufficient to satisfy its ongoing obligations hereunder.

3.4      Reduced Need

         In the event that Buyer's need for the Coal hereunder is reduced, as a consequence of a reduction in Buyer's system electric load requirements, a change in the construction schedule for a power plant, a suspension, cessation, or interruption of the operation of a power plant, environmental regulations, or other reasons beyond Buyer's reasonable control, Buyer may reduce its purchases hereunder by more than the contracted variance under Section 3.2 by giving written notice not shorter than six months to the Seller. After such notice from Buyer to Seller, and as long as Buyer continues to reduce purchases to less than the minimum quantities otherwise to be delivered under this Agreement,




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         Buyer shall not enter into any new agreement for purchase of similar coal to be delivered during such time as this Agreement remains in effect. In the event of reduced need as a result of Buyer's general reduction of coal supplies or purchasing, Buyer will allocate the reduction ratably among all of its suppliers. In the event a reduced need is produced for coal of specific characteristics, Buyer will allocate the reduction ratably among all of its suppliers of coal of those particular characteristics.

4.       QUALITY

         The Coal supplied hereunder shall be in accordance with the following specifications, based on ASTM standards, determined under and pursuant to Article 6 hereof:

                                                Nominal                   Minimum/Maximum
                                             -------------                ---------------
Gross Heating Value                         6300 Kcal/Kg                6000 Kcal/Kg min
         (as received)
Total Moisture                                       8%                       13% max
         (as received)
Inherent Moisture                                    2%                        3% max
         (air dried)
Ash Content                                         13%                       16% max
         (air dried)
Sulfur Content                                       1%                     1.25% max
         (air dried)
Volatile Matter                                     30%                       28% min
         (air dried)
Grindability                                        48 Index                   45 Index
         (H.G.I.)                                      Points                     Points min
Na20 in Ash   (dry)                                0.5%                       1.2% max
Ash Softening Temp.  (H=W)                           1400 C                   1200  C  min
         (under reducing condition)
Size                                               40 mm max                  50 mm max
         Under 2 mm                                23% max                    30% max

5.       PRICE

5.1      Base Price

         Subject to Coal meeting the specifications in Article 4, the base price for Coal to be delivered in a given year shall be as determined in this
         Article 5 (hereinafter referred to as the "Base Price"). The Base Price shall be per Ton of Coal having the nominal values listed in Article 4 FOBT Port of Loading. Adjustments to the Base Price for each shipment of Coal and the actual price to be paid by Buyer for each shipment of Coal shall be determined under and pursuant to Articles 6, 7 and 8 hereof.


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         The Base Price for each year shall be determined by mutual agreement in accordance with the following:

         For each year during which Coal shall be delivered under this Agreement, the parties shall commence negotiation of the Base Price on or about October 1 of the immediately preceding year and shall attempt in good faith to reach mutual agreement on the Base Price for a given year not later than December 31 of the immediately preceding year. In the event that the parties are unable to reach an agreement on or before such date, either party may refer the price issue to arbitration in accordance with the provisions in Article 16. In no event shall the failure of the Parties to agree on a Base Price constitute grounds for withholding shipments or termination of this Agreement.

5.2      Provisional Price

         In the event that, prior to January 1 of any particular year, the Parties are unable to agree upon a Base Price, shipments of Coal for that year shall be made at a Provisional Price in the same manner as if the Parties had agreed upon a Base Price. The Provisional Price for any particular year shall be the Base Price in effect in the last year in which a Base Price was established. In the event that the Parties are unable to agree upon a Base Price for 1994, the Provisional Price for 1994 quantities shall be the average base price per Ton, weighted by actual quantities delivered and adjusted for gross heating value, paid by Taipower for Coal delivered in 1993 under its contracts for the purchase of steam coal from U.S. East Coast and Gulf Coast suppliers, except contracts in which the 1993 price was established with reference to an escalation formula. Shipments at the Provisional Price shall continue until a Base Price has been agreed upon or determined in arbitration.

5.3      Retroactive Price Adjustment

         To the extent that it is ultimately agreed or determined that the Base Price for the period when the Provisional Price was in effect should have been different from the Provisional Price, that difference (as calculated for the quantities actually shipped) will be repaid by the benefitted party to the other party with interest at the prime rate of the Bank of America, San Francisco. With respect to each shipment of Coal at a Provisional Price, interest shall be payable for the period commencing on the date P & C draws down the letter of credit in payment for the shipment and ending on the date upon which the Base Price is agreed or determined. Should the Base Price be determined by a decision in arbitration, the date of determination shall be deemed to be the date of the decision. After the Base Price is agreed upon or determined, the party that has the right to receive the difference plus interest shall notify the benefitted party promptly by telex or telefax of the amount due, and the benefitted party shall make its payment to the other party within 21 days after receipt of said notice.



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5.4      Determination of Base Price

         In determining the Base Price, the Parties and, in the event of arbitration, the Arbitrators shall seek to approximate to the greatest extent possible the current market price for similar quality U.S. steam coal delivered through U.S. East Coast or Gulf Coast ports under contracts requiring multiple shipments during a minimum term of one year providing for annual price renegotiation. In making such determination, the Parties, and the Arbitrators as appropriate, shall use as a reference the current prices at which similar quality steam coal is then actually being bought and sold in arms-length transactions between willing buyers and sellers, adjusting such prices to make such transactions comparable insofar as possible with the terms and conditions of this Agreement.

6.        DETERMINATION OF QUANTITY AND QUALITY:

6.1      Determination of Quantity and Expenses

The weight of each shipment of Coal shall be determined upon loading to the vessel designated by the Buyer hereunder at the Port of Loading by an independent licensed marine surveyor of international standing ("Marine Surveyor"). On each vessel, the Buyer shall have the option:

         (i) Buyer to nominate the Marine Surveyor subject to Seller's agreement, which agreement shall not be unreasonably withheld. All charges of survey to be for Seller's account, or

         (ii) Seller to nominate Marine Surveyor subject to Buyer's agreement, which agreement shall not be unreasonably withheld, and survey charges to be for Buyer's account, provided that under option (ii), Seller will rebate the Buyer the costs of survey upon Buyer's submission of a copy of the paid invoice for Marine Surveyor services.

         The determination of the Marine Surveyor hereunder shall be final, conclusive and binding on the Parties.

         The weight of a shipment of Coal stated in the bills of lading shall correspond to the weight stated in the certificate of weight given by such Marine Surveyor. A fraction of a Ton shall be rounded up to a Ton if the fraction is one half of a Ton or more, and shall be disregarded if it is less than one half of a Ton.

         The Marine Surveyor shall determine the weight of each shipment of Coal on the basis, if reasonably possible, of a survey of the vessel's draft, utilizing the vessel immersion scale weights. In the event that the Marine Surveyor has been unable to carry out a successful draft survey on the vessel which is to be loaded, then the certificate of weight shall be based on a deadweight survey. The Seller will



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         inform the Buyer as soon as possible of the situation. The Marine
         Surveyor will produce a report detailing, with reference to the standard procedure for undertaking draft surveys, the reasons why the draft survey was not carried out successfully and a copy of this report promptly will be forwarded to the Buyer.

6.2      Hold Cleaning Inspection Certificate

         The Marine Surveyor shall also conduct inspection of all holds of the vessel designated by the Buyer at the Port of Loading to ensure that they have been thoroughly cleaned and are suitable for carrying that shipment of Coal under this Agreement, and shall give a hold cleaning inspection certificate.

6.3      Standards and Determination of Quality and Expenses

(a)      The quality of each shipment of Coal shall be determined, subject to
         Section 6.4, upon loading to the vessel designated by Buyer an independent inspection company of international standing ("Inspection Company"). On each vessel, the Buyer shall have the option:

         (i) Buyer to nominate the Inspection Company subject to Seller's agreement, which agreement shall not be unreasonably withheld. All charges of inspection to be for Seller's account, or

         (ii) Seller to nominate Inspection Company subject to Buyer's agreement, which agreement shall not be unreasonably withheld, and inspection charges to be for Buyer's account, provided that under option (ii), Seller will rebate the Buyer the costs of inspection upon Buyer's submission of a copy of the paid invoice for inspection services.

(b) The quality of each shipment of Coal shall be determined in accordance with the sampling and analysis procedure set out in the ASTM standards for each characteristic specified in Article 4. Determination shall be made to the nearest 0.01% and to the nearest degree, millimeter or index point. For the first shipment of each quarter during the term of this Agreement, Seller shall cause, at its cost, an analysis to be made by the Inspection Company of the ash component to determine its characteristics of that shipment of coal with the following compounds:

                    Si02  - - - - - - - - %     Ca0   - - - - - - - %
                    K20   - - - - - - - - %     P205  - - - - - - - %
                    A1203 - - - - - - - - %     Mgo   - - - - - - - %
                    Fe203 - - - - - - - - %     MN304 - - - - - - - %
                    Ti02  - - - - - - - - %     S03 - - - - - - - - %
                    Undetermined - - - - - - - - - - - - - - - - - -


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         Buyer reserves the right to have performed an Ash Analysis on any shipment at Buyer's cost.

(c) Determination of quality shall be by analysis of samples extracted from each vessel shipment. The number of samples shall be as determined by the Inspection Company to be representative of each vessel shipment. The procedure for extraction and retention of samples shall be as follows:

         (i) Samples of each shipment of Coal shall be extracted in sublots and prepared, all in accordance with ASTM standards and requirements. The mechanical sampling method shall be used.

         (ii) Samples so extracted and prepared shall be divided into three parts, of which:

                  (A) One shall be used for analysis of that shipment of Coal by the Inspection Company to determine its quality and characteristics pursuant to the requirements set out in Section 6.3(b);

                  (B) One shall be delivered at the Seller's cost to the Buyer in a suitable airtight container, properly sealed, by air parcel or in such other manner as the Buyer may direct; and

                  (C) One shall be retained by the Inspection Company in a suitable airtight container (hereinafter referred to as "Umpire Sample"), properly sealed and labeled, for a period of eighty-four (84) days after completion of loading, trimming and stowage of that shipment of Coal F.O.B.T. vessel.

6.4      Umpire Sample

         Either party may, within sixty-three (63) days from the date of its receipt of the Inspection Company's report, challenge the determination of the quality of a shipment of Coal. In such an event, the Umpire Sample shall be sent to an independent laboratory ("Umpire Laboratory") agreeable to both Parties for analysis, and the determination by such Umpire Laboratory, based on its analysis of the Umpire Sample, of the quality and characteristics of said shipment of the Coal shall be final, conclusive and binding on the Parties hereto; provided, however, that if the difference between such Umpire Laboratory's determination and the determination of the Inspection Company under Section 6.3 hereof is within the tolerance level recognized under the ASTM standards for "Reproducibility," such difference shall be disregarded for all purposes and the Inspection Company's determination shall be final, conclusive and binding on the Parties hereto, the cost of the analysis by such Umpire Laboratory shall be borne and paid for by the party requesting such further determination.



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6.5      Buyer's Right to Attend Survey and Inspection

         The Buyer, at Buyer's expense, shall have the right to appoint representative(s) to attend and observe the survey and inspection of the weight and/or quality of any shipment of the Coal at the Port of Loading at any time.

7.       ADJUSTMENT OF PRICE BASED ON QUALITY; REJECTION OF SHIPMENT

Base Price per Ton as applicable to a shipment of Coal shall be adjusted pursuant to this Article 7 to account for quality variations determined in accordance with Article 6. Adjustments under this Article 7 initially shall be made in accordance with, and the initial commercial invoice to Buyer under
Section 9.1(a) shall be based upon, the quality determinations made by the Inspection Company. Further adjustments to the Base Price and the invoice as may be necessitated by determinations of the umpire Laboratory under Section 6.4 shall be made as provided in Section 8.2. As used in this Article 7, the "applicable Base Price" shall be deemed to be the Base Price applicable to a particular shipment of Coal as determined under Article 5.

7.1  Gross Heating Value

(a) If the gross heating value ("GHV") of a shipment of Coal as determined by the Inspection Company is in the range of 6200 Kcal/Kg and 6800 Kcal/Kg, inclusive, the Base Price of that shipment of Coal shall be increased or decreased in accordance with the formula set forth below:

         Base Price Increase or Decrease =

         applicable   actual GHV thereof - Contract Nominal GHV (6300)
         Base Price x - - - - - - - - - - - - - - - - - - - - - - - -
                             Contract Nominal GHV (6300)

(b) If the GHV of a shipment of Coal as determined as by the Inspection Company is in the range of 6000 Kcal/Kg to 6199 Kcal/Kg, inclusive, the Base Price of that shipment of Coal shall be reduced in accordance with the formula set forth below:

         Base Price reduction =

         applicable (Contract Nominal GHV (6300) - actual GHV thereof) Base price x - - - - - - - - - - - - - - - - - - - - - x 1.2
                             Contract Nominal GHV (6300)

(c) The Buyer shall have the right to reject any shipment of Coal if the GHV of that shipment of Coal as determined by the Inspection Company is below 6000 Kcal/Kg. If Buyer determines not to reject such shipment of Coal, further price reduction shall be made as mutually agreed by the Parties.


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



(d) If the GHV of a shipment of Coal as determined by the Inspection Company exceeds 6800 Kcal/Kg, it shall be deemed to be 6800 Kcal/Kg for the purpose of determining the GHV Base Price adjustment for that shipment of Coal.

7.2      Ash Content

(a) If the ash content of a shipment of Coal as determined by the Inspection Company is in the range of 16 % and 14 %, inclusive, price reductions in the Base Price of that shipment of Coal shall be made as follows:

The applicable Base price shall be reduced in an amount computed at the rate of
0.7 % for each 1 % difference between the actual ash content percentage and 14 %, pro rata reduction to be made for differences less than one percent.

(b) The Buyer shall have the right to reject any shipment of Coal if, based on the Inspection Company's determination, the ash content of that shipment exceeds 16 %. If Buyer determines not to reject such shipment of Coal, a further price adjustment for such shipment shall be made as mutually agreed by the Parties.

7.3      Sulfur Content

(a) If the sulfur content of a shipment of Coal as determined by the Inspection Company is in the range of 1.1 % and 1.25 %, inclusive, price reductions in the Base Price of that shipment of Coal shall be made as follows:

         The applicable Base Price shall be reduced in an amount computed at the rate of 0.7 % for each 0.1 % difference between the actual sulfur content percentage and 1.1 % pro rata reduction to be made for differences less than point one percent.

(b) The Buyer shall have the right to reject any shipment of Coal if, based on the Inspection Company's determination, the actual sulfur content is above 1.25 %. If Buyer determines not to reject such shipment of Coal, then a further price reduction shall be made as mutually agreed by the Parties.

7.4      Volatile Matter

(a) If the volatile matter of a shipment of Coal as determined by the Inspection Company is in the range of 30 % and 28 %, inclusive, then price reduction in the Base Price of that shipment of Coal shall be made as follows: the applicable Base Price shall be reduced in an amount computed at the rate of 0.1 % for each 1 % difference between 30 % and the actual volatile matter percentage, pro rata reduction to be made for differences less than one percent.




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(b)      The Buyer shall have the right to reject any shipment of Coal if, based on the Inspection Company's determination, the volatile matter therein is below 28 %. If Buyer determines not to reject such shipment of Coal, a further price reduction shall be made as mutually agreed by the Parties.

7.5      Grindability

         The Buyer shall have the right to reject any shipment of Coal if, based on the Inspection Company's determination, the grindability of that shipment of Coal is below 45, provided however; Buyer shall not exercise the right of rejection if the value determined by the Inspection Company is within the tolerance level recognized under the ASTM standards for "Reproducibility"; provided further however, a price reduction shall be made as mutually agreed by the Parties.

7.6      Total Moisture

(a) If the total moisture percentage of a shipment of Coal as determined by the Inspection Company is in the range of 10% and 13% inclusive, then adjustment of total weight for invoice and price of that shipment of Coal pursuant to Section 8.1 shall be made as follows:

         (i) If the total moisture of a shipment of Coal exceeds 10 %, the exceeded percentages shall be applied to and deducted from the total weight of Coal for calculation of the total invoice amount.

         (ii) If the total moisture of a shipment of Coal exceeds 11.5 %, the price of that shipment of Coal pursuant to Section 8.1 (i) shall be further reduced by the following amount to compensate for additional ocean freight payable by the Buyer for that shipment of Coal by reason of such excessive moisture content:

                      Ocean Freight Quantity per           M - 11.5 %
                      Rate per Ton X Section 6.1     X     - - - - - - - -
                                                           100 % - 11.5 %

                  Where "M" represents the actual total moisture percentage of that shipment of Coal as determined by the Inspection Company.

         The deduction and charge in (i) and (ii) above shall be cumulative.

(b) The Buyer shall have the right to reject any shipment of Coal if, based on the Inspection Company's determination, the total moisture exceeds 13 %. If Buyer determines not to reject such shipment of Coal, a further price reduction for such shipment shall be made as mutually agreed by the Parties.


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7.7      Combined Total Moisture and Ash

         The Buyer shall have the right to reject any shipment of Coal if, based on the Inspection Company's determination, the combined total moisture percentage and the ash content percentage on as received basis exceed twenty-five (25%) percent . If Buyer determines not to reject such shipment of Coal, a further price reduction for such shipment shall be made as mutually agreed by the Parties.

7.8      Other Coal Characteristics

         If the quality for a shipment of Coal does not meet the minimum or maximum specifications as set forth in Article 4 for Ash Softening Temperature, Na20 in Ash, Inherent Moisture or Size, the Seller shall be liable to the Buyer for any and all damages, losses, or other costs caused by or related to failure to meet such specifications.

7.9      Rejection of Shipment

         The Seller shall be liable for any and all losses and damages suffered by the Buyer resulting from the Buyer's rejection of any shipment of Coal under this Article 7, which losses and damages shall include, without limitation, any and all amounts payable by the Buyer under or in connection with the Buyer's charter of any vessel for the carriage of that shipment of Coal, her voyage to the Port of Loading and any and all amounts payable to the port authorities in that regard. Without prejudice to the foregoing, if the Buyer rejects a shipment of Coal under this Article 7 after the vessel with that shipment of Coal on board has sailed from the loading terminal, the Buyer and the Seller shall immediately confer with each other with a view to reaching commercial arrangements satisfactory to them so as to minimize resultant losses to either or both of them. In the absence of agreement, Buyer's determination shall control. In the event a total of two shipments of Coal either are subject to rejection under this
         Article 7 during any two consecutive calendar years (whether or not actually rejected), then the Buyer shall have the right to terminate this Agreement and claim all losses and damages the Buyer may suffer as a result of or in connection with such rejection of shipments and termination of this Agreement.

8.       DETERMINATION AND ADJUSTMENT OF PRICE OF EACH SHIPMENT OF COAL

8.1 The price for each shipment of Coal shall be determined in the following two steps:

         (i) the price per Ton shall be multiplied by the total tonnage of the shipment of Coal as determined by the Marine Surveyor under Section 6.1 and adjusted pursuant to Paragraph (i) of
                  Section 7.6(a); and

         (ii) the resulting amount shall be reduced, as appropriate, by the Freight Rate Adjustment specified in Paragraph (ii) of Section 7.6(a).



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



As used in this Section 8.1, the price per Ton shall be the Base Price for a shipment of Coal under Article 5 as adjusted pursuant to Article 7, all as determined utilizing the Inspection Company's determinations under Article 6. The adjustments to Base Price under Article 7 shall be cumulative.

The Seller shall advise the Buyer by telex, telefax or telegram of the price so determined, stating in such telex, telefax or telegram the contract number of this Agreement. Such price shall be stated in the Seller's commercial invoice ("Initial Commercial Invoice") to the Buyer, which shall be paid by the Buyer in accordance with Section 9.1.

8.2 If a characteristic of the quality of a shipment of Coal is adjusted in accordance with Section 6.4 and such characteristic is covered by
         Article 7, then the calculations in Article 7 shall be reperformed utilizing the quality determinations of the Umpire Laboratory, and the price of Initial Commercial Invoice for that shipment of Coal shall be further adjusted utilizing the revised calculations based on the quality determinations of the Umpire Laboratory in place of the determinations of the Inspection Company. Upon such further adjustment of the price of the shipment of Coal, the Seller shall prepare and submit to the Buyer another commercial invoice, setting out the price of the shipment of Coal as so adjusted ("the New Invoice"). The New Invoice shall supersede the Seller's Initial Commercial Invoice to the Buyer under Section 9.1(a) for the same shipment of Coal. Upon the Buyer's receipt of the New Invoice, the Parties hereto shall immediately determine the difference between the amounts of the Initial Commercial Invoice and the New Invoice. Such difference shall be paid to the party to whom it is due, free of interest, within twenty-one
         (21) days of the Buyer's receipt of the New Invoice.

9.       PAYMENT

9.1      Payment by Letter of Credit

         Not later than seven (7) days prior to the scheduled date of arrival of the carrying vessel at the Port of Loading, the Buyer shall have established an unconfirmed irrevocable sight letter of credit or sight Buyer's usuance letter of credit through a first class bank in favor of the Seller negotiable at any bank in the U.S.A. for an amount in U.S. currency adequate to pay the Seller for the contract price of the Coal to be shipped on that vessel in accordance with the terms of the Agreement. The Seller shall receive payment under the the above letter of credit upon presentation to the negotiating bank of the following documents.

(a) The Seller's signed Initial Commercial Invoice in duplicate, setting out the total quantity of Coal shipped (determined in accordance with Section 6.1), the price of that shipment of Coal as determined in accordance with Section 8.1, the applicable Base Price, all adjustments made under Article 7 , and the calculations and data on which the price is based, the name of the vessel, and the bills of lading date.

(b)      Original clean on-board bills of lading in triplicate.

(c)      Cargo manifest in duplicate.

(d)      Stowage plan in duplicate.

(e) The certificate of weight and the hold cleaning inspection certificate, each in duplicate, issued by the marine Surveyor under Sections 6.1 and 6.2.

(f) The certificate of analysis in duplicate, issued by the Inspection Company under Section 6.3.

(g) One copy of the Seller's telex advice to the Buyer regarding the particulars of relevant shipment.

(h)      Statement of fact in duplicate.

(i) A certificate of origin endorsed by a Chamber of Commerce certifying that the Coal is of U.S. origin.

(j) Seller's certificate stating that, with respect to this Agreement and that shipment of Coal: (1) no person has been employed or retained upon an agreement or understanding for a commission, percentage, brokerage or contingent fee in violation of the warranty in Section 19(a) of this Agreement; (2) no commission, percentage, brokerage or contingent fee has been paid in violation of the warranty in Section 19(a) of this Agreement; and (3) no person has been or will be admitted to any share or part of this Agreement or that shipment of Coal, or to any benefit that may accrue therefrom, in violation of the warranty in Section 19(b) of this Agreement.

9.2      Shipment Advice

         Upon completion of loading of a shipment of Coal on board the vessel designated by the Buyer hereunder, the Seller shall by telex, telefax or telegram immediately advise the Buyer of the contract number of this Agreement, the letter of credit number and Republic of China import permit number applicable to that shipment of Coal, details of commercial invoice as set out in Section 9.1(a) above, the date of completion of loading, trimming and stowage, and the full text of the certificate given by the Inspection Company under Section 6.3. Within five (5) days after completion of loading of a shipment of Coal, the Seller shall forward to the Buyer by express registered air-mail one original and one copy of the bills of lading, together with a copy of each of other documents listed in Section 9.1. The face of the envelope shall be marked "Shipping Documents", stating clearly the name of carrying vessel and the contract number of this Agreement.

9.3      Seller's Default

         If the Buyer is unable to receive or unload the Coal in the Republic of China hereunder, or encounters difficulties in such receipt or unloading or in clearing Republic of China customs of such a shipment of Coal, as a result of the Seller's delay in making available to the Buyer, pursuant to Section 9.2, one or more of the shipping documents or the telex, telefax or telegram advice to the Buyer, or as a result of any such document, upon presentment, failing to conform to the requirements stated in Section 9.1, regardless of whether that document is acceptable to the negotiating bank upon the Seller's presentment of indemnities, quarantees, undertakings and/or demurrage collaterals, or otherwise, then in any such event, all costs, expenses, charges, losses, damages and liabilities incurred by the Buyer in respect of that shipment of Coal and/or the carriage thereof arising from such delay or failure shall be borne and paid for by the Seller.

9.4      Banking Charges

         Banking charges outside of Taiwan, Republic of China, if any, in respect of or in connection with this payment under this Article 9 shall be for the Seller's account.

10.      FOREIGN MATERIALS CONTAMINATION

10.1 Each shipment of the Coal hereunder will be of good grade meeting the requirements set out in Article 4 hereof and substantially free of impurities such as wood, iron, nonferrous materials, blast materials or other foreign materials, whether emanating from mining operations, storage, handling, loading or otherwise.

10.2 The Seller shall be liable to the Buyer for any and all damages, losses, or other costs caused by or related to foreign materials found in a shipment of Coal.

10.3 Buyer may suspend deliveries or terminate this Agreement if the weight of foreign materials in any one shipment exceeds 10 Tons or the weight of foreign materials in any two shipments within any twelve-month period exceeds a total of 15 Tons.

10.4 Buyer will immediately notify Seller of the presence and weight of foreign materials in any vessel for which damages, losses or other costs or for which suspension of deliveries or termination of the Agreement is sought. Buyer shall immediately segregate said foreign materials for Seller's inspection, which inspection Seller shall conduct, if at all, within fourteen (14) days after Seller's receipt of Buyer's notice pursuant to this Section 10.4. Buyer shall have no obligation to retain the segregated materials after the expiration of such period.

11.      RISK AND DELIVERY

11.1     Delivery

         Prior to the first day of March in each year in which Coal is to be supplied under this Agreement, Buyer shall provide Seller with a tentative shipping schedule for that year, which schedule shall be mutually agreed by both Parties. Seller shall deliver Coal to Buyer in accordance with such schedule, as the schedule may be adjusted by Buyer and as further specified in Buyer's shipment instructions pursuant to
         Section 11.5. The schedule as adjusted by Buyer shall provide for shipments in reasonable cargo lots evenly throughout the year on a quarterly basis, meaning that approximately one-fourth of the annual quantity (plus or minus twenty percent (20%) thereof at Buyer's option) shall be lifted during each quarter of the year. Unless otherwise agreed by the Parties in writing or unless caused by Force Majeure or by P&C's refusal to accept nominations, failure by

         Taipower to lift approximately one-fourth of the annual quantity (plus or minus twenty percent (20%) thereof at Buyer's option) in each quarter of the year shall constitute a material breach of this Agreement. This provision shall in no way increase or decrease the annual quantity otherwise provided for in the Agreement.

11.2     Transfer of Title and Risk of Loss

         Title to and risk of loss of each shipment of the Coal shall remain with the Seller until the completion of loading, trimming and stowage of that shipment as a whole F.O.B.T. vessel. At such time title and risk of loss shall pass to Buyer and therafter insurance shall be Buyer's responsibility. For Coal that is rejected hereunder, title and risk of loss shall revert to Seller immediately upon rejection by Buyer.

11.3     Seller's Responsibilities

         The Seller shall be solely responsible for inland transportation and insurance of the Coal and other related matters up to the point of delivery F.O.B.T. vessel(s) at the Port of Loading and for the timely delivery and orderly and proper loading, trimming and stowage of each shipment of Coal hereunder on board the vessel designated by the Buyer. The Seller shall be responsible for the loading, trimming and stowage of each shipment of Coal on board the vessel to the satisfaction of the shipmaster of that vessel. The Seller shall also provide free of charge to the Buyer a safe berth with minimum draft at least equal in depth to the depth of the Southwest Pass below New Orleans unless prevailing river conditions mandate a lesser draft as determined by the Pilots' Associations where a vessel either laden with a full and complete cargo of the Coal or in ballast can safely reach and leave, and where it can always lie safely afloat, and where the loading, trimming and stowage of a cargo of Coal can be carried out as contemplated herein. In the event the Pilots' Associations require a lesser draft at Coal Monitor I north of New Orleans, Seller will move or cause to be moved Coal Monitor I to a point south of Baton Rouge, but north of the Southwest Pass, to a reasonable anchorage allowing a minimum draft equal in depth to the depth of the Southwest Pass if such an anchorage is available.

11.4     Buyer's Responsibilities

         The Buyer shall be solely responsible for the ocean transportation of the Coal and shall arrange for single deck bulk carriers suitable to enter, berth at and leave the Port of Loading. The Buyer shall be entitled to make such arrangements under which the vessel designated by it to carry any amount of Coal hereunder may take the Coal as a part of her cargo or may load the Coal together with the coal not covered by this Agreement. The Buyer shall ensure that each vessel designated by it for the carriage of the Coal hereunder will: (a) provide the Seller with free use of winches and related electricity power required by the Seller during loading, trimming and stowage of the Coal on board such vessel; and (b) have lighting facilities and crew available during the loading operation.

11.5     Buyer's Shipment Instructions

         Not later than thirty (30) days before the estimated time of arrival at the Port of Loading of the vessel designated by the Buyer, the Buyer shall give written notice to the Seller of the matters stated below and the Seller shall within two (2) working days after receipt of such notice confirm to the Buyer that the vessel specified by Buyer is acceptable to the shipping terminal and shall designate a safe berth for vessel to load:

         (i)      The name and the particulars of the vessel;

         (ii) A fourteen (14) - day laydays spread and the estimated time of arrival ("ETA") of said vessel at the Port of Loading; and

         (iii) The amount of Coal to be loaded on board said vessel, with ten percent (10%) more or less at shipmaster's option.

         The Buyer shall by telefax, telex or telegram immediately advise the Seller of any change to the abovementioned notice.

         The Buyer shall ensure that the shipmaster of each vessel designated by it to carry the Coal hereunder will advise the Seller by radio of that vessel's ETA at the nominated loading berth in the Port of Loading approximately 168 hours, 72 hours and 24 hours in advance. The Buyer shall also ensure that, not later than 72 hours prior to the vessel's ETA at the nominated loading berth in the Port of Loading, the shipmaster will provide Seller with written notice of the maximum tonnage of Coal which vessel will load.

11.6     Delivery Obligations and Loading Rates

         The Seller shall cause and ensure that:

(a) The amount of Coal for each shipment hereunder shall be as specified by the Buyer in its notice given under Section 11.5 (subject to adjustment at shipmaster's option pursuant to Section 11.5 (iii)) and shall be available and ready for loading at the nominated loading berth, and

(b) The loading rates shall be agreed upon by the Parties at the time of the negotiation on the Base Price for 1994. Thereafter, the loading rates shall be reviewed annually.

11.7     Loading and Laytime

(a) Each vessel designated by the Buyer to carry any shipment of Coal may tender the notice of readiness to load to the Seller or its agent at any time upon that vessel's arrival at the Port of Loading, whether in berth or not; provided that the vessel is in free pratique and ready in all respects to load the Coal. The Seller shall confirm in writing its receipt of such notice of readiness on the day when such notice is tendered, if such notice is tendered between 0600 and 1800 hours on that day; otherwise the Seller's written confirmation shall be given during those hours of the day immediately following; provided however, that if the Buyer's notice is tendered on a Christmas Day (December
         25), the Seller's
         written confirmation shall be given during those hours on the day immediately following. If the vessel is prevented from entering the commercial limits of the Port of Loading because loading berth or layberth or anchorage is not available under the order of Seller's agent or the Port Authorities and the vessel is ready in all respects to load, the notice of readiness may be tendered by radio within the hours stated above.

(b) Laytime shall commence to run twenty-four (24) hours after the notice of readiness to load is tendered and received, whether the vessel is in berth or not; provided that if loading commences before the expiry of such 24-hour period, laytime then commences to run upon commencement of loading.

(c) Time required for shifting from anchorage to the berth shall not be included in the laytime if the vessel was ordered by the Port Authority or terminal to wait for the berth. Otherwise, all shifting time shall be counted as laytime used.

(d) Time required for loading of vessel's bunkers and lubricants shall not be included in the laytime except to the extent that the loading of the Coal is carried out concurrently. Laytime shall end upon the completion of loading, trimming and stowage of the relevant shipment of Coal on board the vessel, provided that time required for vessel draft survey pursuant to Section 6.1 shall be counted as part of the laytime.

(e) Time lost due to any cause described in Article 12, of which Seller has given the Buyer written notice in accordance with that Article, shall not be counted as laytime; provided, however, that time between the occurrence of such Force Majeure and receipt of notice of its occurrence by Buyer shall count as laytime.

11.8     Demurrage

(a) In the event that the Seller is unable to complete the loading, trimming and stowage of a shipment of Coal F.O.B.T. vessel within the laytime allowed hereunder, the Seller shall pay to the Buyer demurrage at the rates shown below per running day (pro rata for fractions of a day) for all time lost after expiry of the laytime allowed.

            PARCEL SIZE IN THE RANGE            DEMURRAGE/DESPATCH RATES
                    ( Tons )                        (U.S.  Dollars/Day)
            - - - - - - - - - - - - -           - - - - - - - - - - - - -
                45,000 - 75,000
                75,001 and above                subject to annual review

         In the event that the loading, trimming and stowage of a shipment of the Coal F.O.B.T. vessel are completed before the expiry of the laytime allowed, the Buyer shall pay to the Seller despatch money at 50% of the demurrage rate for all laytime saved. All claims for demurrage or despatch money, as the case may be, in respect of the loading, trimming and stowage of Coal F.O.B.T. vesssel shall be settled within 60 days after the completion of loading, trimming and stowage of that shipment. The demurrage rates shall be reviewed by the Parties hereto on an annual basis.

(b) Without limitation by any other provision in this Agreement including the preceding Section 11.7 but as limited by Section 11.10, once the vessel is on demurrage, all time lost, including time lost due to Force Majeure, shall continue to count as demurrage.

(c) The Statement of Facts for presentment to the Buyer as one of the documents required under the Buyer's payment by letter of credit under
         Section 9.1 hereof shall be prepared by Seller's agent at Seller's cost and confirmed by vessel's agent.

11.9     Overtime

         The expense required for overtime work shall be borne by the party who has requested same. If overtime work is ordered by the port authorities, the expenses therefor shall be borne by the Seller; provided however, the expenses for overtime of the officers and crew of the vessel shall always be borne by the owner or operator of the vessel.

11.10    Warping and Shifting of the Vessel

         If warping and shifting alongside the wharf is necessary after the vessel has berthed thereat, the time required therefor shall be included in the laytime and demurrage, and the costs required for the warping and/or shifting shall be borne by the Seller; provided that if the shipmaster decides to shift the vessel after it has berthed alongside the wharf for any reason other than the request, order or recommendation of the Seller or the port authorities, the time required for the shifting shall not be included in the laytime or demurrage, and the costs required therefor shall be for the Buyer's account.

11.11    Cost of Delivery

         The Seller shall bear all of the costs and expenses of and relating to the loading of the Coal on the vessel, wharfage, export and other taxes, imposts and other charges imposed by any Government or its agencies having jurisdiction at Port of Loading, as well as other similar costs which are normally considered to be for the Seller's account. The Buyer shall bear the shipping agency, berthage, pilotage, tugboat and line-handling fees, port charges and other similar costs which normally are considered to be for the vessel's account. If there is doubt as to which party should bear particular costs or expenses related to the delivery, the Parties hereto agree that costs or expenses directly related to the vessel shall be borne by the Buyer, with all other costs and expenses borne by the Seller.

11.12    Seller's Shipment Default

         In the event that the amount of Coal which the Seller has for any shipment hereunder is insufficient to meet the Buyer's requirement for that shipment stated in the Buyer's notice given under Section 11.5 (after taking into account the effect of any action by the shipmaster in accordance with Section 11.5(iii), the Seller shall pay for all losses and damages (including, without limitation, dead freight and other expenses claimed by the shipping company) suffered by the Buyer arising from such insufficiency, and shall in addition pay for all damages for delay in making that shipment.

12.      FORCE MAJEURE

12.1     Events Constituting Force Majeure

         Neither party hereto shall be liable for any delay or failure in the performance of its obligations under this Agreement if and to the extent that such delay or failure is directly caused by any event of Force Majeure. The expression "Force Majeure," as used in this Agreement, means cause or causes not within the control of the party or parties claiming Force Majeure and includes, but is not limited to:

(a) Acts of God, War (declared or undeclared), blockage, riots, revolution, insurrection, civil commotions, mobilizations, strikes, plagues, epidemics, fires, floods, landslides, obstruction of navigation at the Port of Loading, acts of government including court orders of any branch or subdivision thereof, acts of public enemies; and major break-downs of or damages to plants, equipment or facilities at mines, railroads or ports, or other locations directly connected with supplying, loading, or conveying the cargo from the mines to the vessel, and

(b) Major breakdown of or damage to vessels nominated by the Buyer, however caused, including, without limitation, acts of God, perils of the seas, fire, barratry of the Master and/or crew, pirates, collisions, strandings and accidents of navigation or latent defects in or accidents to hull and/or machinery and/or boilers, whether occasioned by the negligence, default or error of judgement of the pilot, Master, mariners or other persons employed by the shipowner, or for those acts the shipowner is responsible, and other causes of whatsoever kind or nature beyond the control of the Buyer.

         During any period in which mining or delivery of Coal is suspended or curtailed at Seller's mines as a result of Force Majeure, Seller shall allocate Coal shipped from the Seller's mines among Seller's customers under contract from Seller's mines, including Buyer, in a fair and reasonable manner.

12.2     Notices

         The party whose performance of any obligation is directly affected by a Force Majeure event under Section 12.1 shall, within three (3) working days after the occurrence thereof, give notice thereof to the other party by telex, telefax or telegram, and shall also within ten (10) days thereafter as well as after the termination of such events, notify the other party concerned in writing of particulars of the relevant events and supply supporting evidence. The party affected by Force Majeure shall use best efforts to mitigate the adverse effect thereof on its performance hereunder, and shall resume, with the least possible delay, performance of its obligations upon cessation of such cause.

12.3     Affected Deliveries

         With respect to any quantity of Coal as to which delivery was delayed by Force Majeure, the party who has received the notice under Section
         12.2 shall have the option to cancel such quantities or to take or deliver same at a later date, such option to be exercised within six
         (6) months after the Force Majeure event is terminated. The timing of any such later deliveries shall be as reasonably specified by the party who received notice of the Force Majeure.

12.4     Obligations Unaffected by Force Majeure

         Should either Seller or Buyer declare Force Majeure, nothing in this
         Article 12 shall relieve either the Seller or the Buyer from any of its obligations under this Agreement (such as, but not limited to, the obligation of the Buyer or the Seller to pay any amount which has become due and payable under this Agreement) which are unaffected by such declaration.

12.5     Extended Force Majeure

         In the event Force Majeure events persist in the aggregate for more than 300 days in any 365-day period, then the party not claiming Force Majeure within a reasonable time thereafter may terminate this Agreement by giving no less than 60 days prior notice to the other party. No such termination shall excuse either party from performing all obligations which became due under this Agreement before the date of such termination.

13.      TERMINATION

         Without prejudice to and in addition to the Buyer's right of termination of this Agreement under other articles hereof, if any of the following events occurs, the Buyer shall have the right to terminate this Agreement, holding Seller responsible for all resulting damages, by serving on the Seller written notice of termination with immediate effect.

(a) If all or a substantial portion of the Seller's property is subject to a court order for disposal by public sale, disposal for failure to pay taxes or any other similar disposal by a public authority; or if the Seller files a petition or has a petition filed against it by any person for reorganization, bankruptcy or other similar proceedings for the rehabilitation of debtors; or

(b) the Seller undertakes a dissolution, a transfer of all or a substantial portion of its business or a material alteration or abandonment of its business as is presently conducted; or

(c) If the Seller is unable to meet any payment obligation as and when it becomes due; or

(d) If the Seller ceases or loses the right to own or operate the Kiah Creek Reserve and has no other substitute reserve approved by Buyer, or if at any time the proven recoverable Kiah Creek Reserve or approved substitute reserve is insufficient to satisfy the full remaining delivery requirements under this Agreement.

14.      CONFIDENTIALITY

         The Parties shall treat this Agreement as confidential and neither Party shall disclose its terms without the prior written consent of the other, except to the extent required to carry out the obligations herein, or to remedy any breach or as otherwise required by the laws, rules, regulations and directions of the Governments of the Republic of China and the Government of the United States or of any of the states of the United States or any branch or subdivision thereof.

15.      NO ASSIGNMENT

         Except to the extent as the Parties may agree in writing, which agreement shall not be unreasonably withheld , no assignment shall be made by either Party or by operation of law of any of the Parties rights or interest in this Agreement. Seller may not delegate any part or all of its obligations hereunder to any third party. Seller shall not be prohibited from hiring the services of contract miners, trucking companies, barging companies, stevedoring companies, or of any other companies which may be required for supplying coal to Buyer's vessel.

16.      ARBITRATION

         Except as to decisions identified as final and binding in other provisions of this Agreement and except as otherwise provided herein, all disputes arising in connection with the present Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the procedure set forth below and the said Rules. In the Request for Arbitration and the Answer to the Request respectively, each party shall appoint a party-appointed arbitrator. In the absence of such an appointment by either of the Parties, the Court of Arbitration of the International Chamber of Commerce shall make the appointment.

         Within thirty (30) days (or any extended period upon which the parties agree) of the appointment of the second party-appointed arbitrator, the two arbitrators so appointed shall select a third arbitrator to serve as Chairman of the panel. If the two party-appointee arbitrators are unable to agree upon a third arbitrator within the said 30-day period , the third arbitrator shall be selected by the ICC Court of Arbitration. The arbitration shall take place in New York, New York, U.S.A. The arbitration award shall be final and binding on the Parties and a judgment may be entered thereon.

17.      NOTICE

         Any service of process, notice, certificate, statement, report, declaration or other communication which either Party hereto will give or make or may be required to give or make to the other Party hereunder shall, unless otherwise mutually agreed or specifically provided herein, be in writing and sent to such other Party's address specified below or to such other address as the other Party by written notice may specify, and shall be deemed to be properly given or made: (i) if delivered by hand, when received; (ii) if sent by registered mail (air mail, if international), postage prepaid, when received; and (iii) if given or made by telefax, telegram or telex on the day (which is a business day at such place of receipt) following the date on which the telefax, telegram or telex is dispatched; provided that in the case of notice by telex, it was given with confirmed answerback, and provided further that service of process may only be made by hand or by registered mail.

         To Seller:        P & C "Bituminous Coal," Inc.
                           Third Floor, Center Court Building
                           5110 Maryland Way
                           Brentwood, Tennessee  37027
                           U.S.A.
                           Telex No.  555187   Answerback: P&K INTL NAS
                           Telefax No. (615) 377-1179

         To  Buyer:        Taiwan Power Company
                           Fuel Department
                           9th Floor, Taipower Building
                           No. 242, Roosevelt Road, Section 3,
                           Taipei, 10763, Republic of China
                           Telex No. 27254  Answerback: TPCFUEL
                           Cable Address:  TPCFUEL
                           Telefax No. (2) 341-0597

18.      REPRESENTATIONS AND WARRANTIES

(a) This Agreement is entered into by the Buyer in reliance on the Seller's representations and warranties as follows:

         (i) As to Coal to be furnished from Seller's reserves, Seller has and at all times will continue to have all right, title and interest in and to the Coal; as to Coal which may come from other sources, Seller will have at the time of delivery of said Coal all right, title and interest therein.

         (ii) Seller has the corporate right and governmental authority to enter into and perform its obligations under this Agreement;

         (iii) The Coal purchased hereunder will be delivered to Buyer free and clear of any liens and encumbrances, claims of third parties or restrictions regarding its use;

         (iv) The proven recoverable mine reserves dedicated to this Agreement in accordance with Section 3.3 are, and at all times during the term of this Agreement will be, sufficient to satisfy all delivery requirements under this Agreement; and have not been and will not be sold to third parties;

         (v) As of the date of this Agreement, Seller is 100% owned by Pen Holdings, Inc., a corporation organized and existing under and by virtue of the laws of the State of Tennessee, U.S.A. with its principal office at 3rd Floor, Center Court Building, 5110 Maryland Way, Brentwood, Tennessee 37027 U.S.A.; and

         (vi) During the term of this Agreement if there is any change in the percentages of ownership mentioned above, the Seller shall immediately notify the Buyer in writing of such change.

         These representations and warranties constitute the basis of this Agreement, and if all or part thereof was incorrect when made or becomes incorrect hereafter for whatever reason, the Buyer shall be entitled to forthwith rescind, cancel or terminate this Agreement at its option, and upon such rescission, cancellation or termination, in addition to other remedies available to the Buyer, all of the Buyer's obligations under this Agreement shall immediately cease and terminate.

(b) Seller represents and warrants that the production from the Kiah Creek Reserve and from any other reserve approved by Buyer shall equal or exceed 1.1 million Tons each year during the term of this Agreement. If the production from Seller's reserves as aforesaid should in any year for any reason, including Force Majeure, breach or otherwise, become insufficient to satisfy such portion of the tonnage required to be furnished from Seller's reserves, then in addition to other rights Buyer may have, the following shall apply:

         At Buyer's request, Seller shall use its best efforts to make up the deficit by supplying substitute coal in accordance with the quality, price and other terms and conditions of this Agreement from alternative sources available to Seller.

(c) At the end of each year during the term of this Agreement, Seller's Chief Production Officer shall provide the Buyer with written certification under oath that all Coal required to be furnished in that year from Seller's reserves was in fact furnished from such reserves.

(d) At any time during the course of this Agreement, and during any arbitration under Article 16 or other litigation, Seller shall provide Buyer at the request of Buyer such documentation, including related documentation reasonably requested by Buyer, as establishes that Seller meets the above representations and warranties. Further, Seller grants Buyer and Buyer's authorized representative(s) the right to visit Seller's mines and related facilities, from time to time, during normal business hours and upon reasonable notice, to witness and review with Seller its operations, mining plans, and shipping and other facilities, and to examine mine reserves and review pertinent documents concerning mine reserves.

19.      WARRANTY AGAINST CONTINGENT FEES AND BENEFITS

(a) The Seller warrants that no person has been employed or retained to solicit, secure or administer this Agreement or one or more shipments of Coal upon an agreement or understanding for a commission, percentage, brokerage or contingent fee, excepting bona fide full time employees employed by the Seller for the purpose of securing or administering business and no such commission, percentage, brokerage or contingent fee has been paid. For breach or violation of this warranty the Buyer shall have the right to annul this Agreement without liability and at the Buyer's discretion, to deduct from the contract price the amount of consideration, or otherwise recover, the full amount of such commission, percentage, brokerage, or contingent fee.

(b) The Seller warrants that no officials or employees of the Government of the Republic of China, including any subdivision or branch thereof, no employees of the Buyer, and no consultants (or employees of a consultant) retained by the Buyer whose service is in any way related to the Buyer's selection of coal, coal mines or coal producers have been or will be admitted, directly or indirectly, to any share or part of this Agreement or to any one or more shipments of Coal or to any benefit that may arise therefrom. Violation of this warranty will subject the Seller to penalties under applicable law as well as give the Buyer the right to annul this Agreement without liability and at the Buyer's discretion to deduct from the contract price the amount of consideration, or otherwise recover, the full amount of such benefit to which any party has been admitted in violation of this warranty.

20.      NO WAIVER; CUMULATIVE REMEDIES

(a) The failure of either party to enforce at any time any of the provisions of this Agreement, or to require at any time performance by the other party of any of the provisions hereof, shall in no way be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof, or the right of either party thereafter to enforce each and every provision.

(b) All remedies afforded under this Agreement shall be taken and construed as cumulative and in addition to every other remedy provided for herein or otherwise available to a party.

21.      ENTIRE AGREEMENT

         This Agreement constitutes the entire Agreement of the Parties with respect to the subject matter hereof and shall supersede any prior expression of intent or understanding with respect to the transactions contemplated herein. This Agreement may be amended or modified only in writing, signed by the duly authorized representatives of the Parties hereto.

22.      SEVERABILITY

         If any of the provisions of the Agreement shall be held to be illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of the Agreement shall not in any way be affected or impaired thereby.

23.      GOVERNING LAW

         This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A.

24.       SURVIVAL

         The provisions of Article 14 (Confidentiality), Article 16 (Arbitration), Article 18 (Representations and Warranties), Article 19 (Warranty Against Contingent Fees and Benefits), and Article 23 (Governing Law), as well as any other provisions of this Agreement affording a party a remedy hereunder, shall survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives.


SELLER:  P&C "BITUMINOUS COAL",        BUYER: TAIWAN POWER COMPANY
           INC.



By: /s/ EDDIE P. S. PEN                 By: /s/ J. H. CHEN
    -------------------------               ---------------------------
    Name:  Eddie P. S. Pen                  Name:  J. H. Chen
    Title: President                        Title: President



                                    ATTESTED:


                           By: /s/ S. M. CHANG
                               -----------------------
                               Name:   S. M. Chang




TPC Contract

                   ADDENDUM NO. 1 OF CONTRACT NO. 78-AM-L1102

                              DATE: March 28, 1990




         This Addendum, made by the undersigned parties, is based upon the following premises:

          A. The above-referenced contract (the "Contract") was entered into on June 15, 1989 by Taiwan Power Company, as Buyer, and P & C "Bituminous Coal", Inc., as Seller.

          B. Effective January 15, 1990, the name of P & C "Bituminous Coal", Inc. was changed to Pen Coal Corporation.

          C. The parties hereto wish to amend the Contract to recognize the change of name from P & C "Bituminous Coal", Inc. to Pen Coal Corporation.

         In consideration of the premises recited above, the parties agree as follows:

          1. All references in the Contract to "Seller" shall be deemed from January 15, 1990 forward to be references to Pen Coal Corporation.

          2. All other terms and conditions of the Contract shall remain unaltered.

         IN WITNESS WHEREOF, the parties have executed this Addendum by their duly authorized representatives.




SELLER:                                     BUYER:

PEN COAL CORPORATION                        TAIWAN POWER COMPANY


By: /s/ JAMES R. MORRIS                     By: /s/ S. C. HSI
    ---------------------------                 -------------------------
    James R. Morris                             S. C. Hsi
    Executive Vice President                    Vice President
    & Chief Operating Officer

                   ADDENDUM NO. 2 OF CONTRACT NO. 78-AM-L1102


                              DATE: June 17, 1994





         In accordance with the provisions of Clause 5.1, the Seller and Buyer mutually agree that the Base Price for the year 1994 shall be FOBT USD36.60 per metric ton.


         IN WITNESS WHEREOF, the parties have executed this Addendum on the date indicated by their duly authorized representatives. All other terms and conditions of the original Contract and Addendum No. 1 remain unaltered.






SELLER:                                     BUYER:

PEN COAL CORPORATION                        TAIWAN POWER COMPANY



BY:  /s/ WILLIAM E. BECKNER                 BY: /s/ S. C. HSI
     ----------------------                     -------------------------
     WILLIAM E. BECKNER                         S. C. HSI
     PRESIDENT                                  VICE PRESIDENT

                   ADDENDUM NO. 3 OF CONTRACT NO. 78-AM-L1102


                               DATE: SEP 26, 1994



         In accordance with the provisions of Clause 11.6 (b), and Clause 11.8
(a), the Seller and Buyer mutually agree that the Loading Rate and the Demurrage/Dispatch Rates for the year 1994 shall be as follows:

         (1)   at loading facilities of Coal Monitor 1

                  Parcel Size          Loading Rate        Demurrage/Dispatch
                    (Tons)               (Ton/Day)              (US$/Day)
               ---------------         -------------       ------------------
                45,000 - 75,000           19,000              5,000/2,500
                                   PWWD SSHINC


         (2)   at International Marine Terminals


                  Parcel Size          Loading Rate         Demurrage/Dispatch
                    (Tons)               (Ton/Day)               (US$/Day)
               ---------------         -------------       ------------------
                45,000 - 75,000           30,000               5,000/2,500
                75,001 and above          35,000               6,000/3,000
                                   PWWD SSHINC

               PWWD SSHINC means per weather working days of 24 consecutive Hours, Saturdays, Sundays, Holidays included.


          IN WITNESS WHEREOF, the parties have executed this Addendum on the date indicated by their duly authorized representatives. All other terms and conditions of the original Contract and Addenda No. 1 and No. 2 remain unaltered.



SELLER:                                     BUYER:

PEN COAL CORPORATION                        TAIWAN POWER COMPANY



BY: /s/ WILLIAM E. BECKNER                  BY: /s/ C. T. HSU
    --------------------------                  -------------------------
    WILLIAM E. BECKNER                          C. T. HSU
    PRESIDENT                                   CHIEF ENGINEER

                   ADDENDUM NO. 4 OF CONTRACT NO. 78-AM-L1102


                               DATE: June 1, 1995




         In accordance with the provisions of Clause 5.1, the Seller and Buyer mutually agree that the Base Price for the year 1995 shall be FOBT USD38.10/MT per metric ton.

         IN WITNESS WHEREOF, the parties have executed this Addendum on the date indicated by their duly authorized representatives. All other terms and conditions of the original Contract and Addendum Numbers 1, 2 and 3 remain unaltered.





SELLER:                                     BUYER:

PEN COAL CORPORATION                        TAIWAN POWER COMPANY



By: /s/ WILLIAM E. BECKNER                  By: /s/ S. Y. LEE for
    ---------------------                       ---------------------
    William E. Beckner                          S. C. Lai
    President                                   Vice President

                   ADDENDUM NO. 5 OF CONTRACT NO. 78-AM-L1102



                              DATE: OCTOBER 9, 1996






         In accordance with the provisions of Clause 5.1, the Seller and Buyer mutually agree that the Base Price for the year 1996 shall be FOBT USD37.71/MT per metric ton.

         IN WITNESS WHEREOF, the parties have executed this Addendum on the date indicated by their duly authorized representatives. All other terms and conditions of the original Contract and Addendum Numbers 1, 2, 3 and 4 remain unaltered.





SELLER:                                     BUYER:

PEN COAL CORPORATION                        TAIWAN POWER COMPANY




By: /s/ WILLIAM E. BECKNER                  By: /s/ S. C. LAI
    -----------------------                     -------------------------
    William E. Beckner                          S. C. Lai
    President                                   Vice President

                   ADDENDUM NO. 6 OF CONTRACT NO. 78-AM-L1102


                             DATE: DECEMBER 8, 1997




         In accordance with the provisions of Clause 5.1, the Seller and Buyer mutually agree that the Base Price for the year 1997 shall be FOBT USD38.05/MT per metric ton.

         IN WITNESS WHEREOF, the parties have executed this Addendum on the date indicated by their duly authorized representatives. All other terms and conditions of the original Contract and Addendum Numbers 1, 2, 3, 4 and 5 remain unaltered.







SELLER:                                     BUYER:

PEN COAL CORPORATION                        TAIWAN POWER COMPANY




By: /s/ WILLIAM E. BECKNER                  By: /s/ S. C. LAI
    -----------------------                     -------------------------
    William E. Beckner                          S. C. Lai
    President                                   Vice President